Exhibit 99.1

March 2, 2017

Liberty Media Announces Closing of Refinancing of Portion of Formula 1 Debt

Liberty Media Corporation ("Liberty Media") (Nasdaq: LSXMA, LSXMB, LSXMK, BATRA, BATRK, FWONA, FWONK) announced today the closing of the refinancing of the $3,102 million USD first lien term loan executed by certain subsidiaries of Delta Topco Limited (such subsidiaries herein referred to as “F1”), the Liberty Media subsidiary which holds all of its interests in Formula 1, the iconic global motorsports business. The terms provide for, amongst other things, (i) a reduction in the margin for the USD term loan from 3.75% to 3.25%, with the potential for a further reduction to 3.00% not earlier than 6 months after closing in the event of certain credit rating requirements being met, and (ii) an extension of maturity for the USD term loan (previously July 2021). Such extension is to the earlier of February 2024 and 6 months prior to the maturity of F1's second lien facilities (currently July 2022), unless the second lien facilities are repaid in full (in which case the maturity will be February 2024).

The transaction is net leverage neutral and the refinanced term loan remains non-recourse to Liberty Media. Liberty Media had previously announced that, concurrent with the financing, F1 intended to repay up to $300 million of the first lien term loan using excess cash on the balance sheet.  Given the demand for the USD term loan and the higher interest rate under the syndicated second lien facilities, F1 now intends to prepay $300 million of the second lien term loan shortly after closing using excess cash on the balance sheet.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the repayment of $300 million of the term loan under the second lien facilities agreement and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These forward looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including its most recent Annual Report on Form 10-K, for risks and uncertainties related to Liberty Media's business which may affect the statements made in this press release.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Braves Group and the Formula One Group. The businesses and assets attributed to the Liberty SiriusXM Group (Nasdaq: LSXMA, LSXMB, LSXMK) include Liberty Media's interest in SiriusXM. The businesses and assets attributed to the Braves Group (Nasdaq: BATRA, BATRK) include Liberty Media's subsidiary Braves Holdings, LLC. The businesses and assets attributed to the Formula One Group (Nasdaq: FWONA, FWONK) consist of all of Liberty Media’s businesses and assets other than those attributed to the Liberty SiriusXM Group and the Braves Group, including Formula 1, Liberty

Media’s interest in Live Nation Entertainment, and minority equity investments in Time Warner Inc. and Viacom.

About Formula 1

Formula 1®, which began in 1950, is the world's most prestigious motor racing competition and is the world's most popular annual sporting series. In 2016 it was watched by 400 million unique television viewers from over 200 territories. The 2017 FIA Formula One World ChampionshipTM runs from March to November and spans 20 races in 20 countries across five continents. Formula One World Championship Limited is part of Formula 1, and holds the exclusive commercial rights to the FIA Formula One World ChampionshipTM.

Formula 1 is a subsidiary of Liberty Media Corporation (NASDAQ: LSXMA, LSXMB, LSXMK, BATRA, BATRK, FWONA, FWONK) attributed to the Formula One Group tracking stock.

For more information on Formula 1® visit www.formula1.com.

Liberty Media Corporation

Courtnee Chun, 720-875-5420